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                                                                    EXHIBIT 12.1

                            SIERRA PACIFIC RESOURCES
                       RATIOS OF EARNINGS TO FIXED CHARGES

                                                                         Year Ended December 31,
                                                      -------------------------------------------------------------
                    Amounts in 000's                    2005         2004         2003          2002         2001
---------------------------------------------------   ---------    ---------    ---------    ---------    ---------
EARNINGS AS DEFINED:
           Income (Loss) From Continuing Operations

                    After Interest Charges            $  86,240    $  35,635    $(104,160)   $(294,979)   $  35,818
           Income Taxes                                  43,173       20,631      (44,207)    (161,191)      14,218
                                                      ---------    ---------    ---------    ---------    ---------
           Income (Loss) From Continuing Operations
                    before Income Taxes                 129,413       56,266     (148,367)    (456,170)      50,036

           Fixed Charges                                319,654      324,969      382,589      294,554      241,073
           Capitalized Interest                         (24,691)      (8,587)      (5,976)      (5,270)      (2,801)
           Preferred Stock Dividend Requirement          (6,000)      (6,000)      (6,000)      (6,000)      (5,692)
                                                      ---------    ---------    ---------    ---------    ---------

                    Total                             $ 418,376    $ 366,648    $ 222,246    $(172,886)   $ 282,616
                                                      =========    =========    =========    =========    =========
FIXED CHARGES AS DEFINED:
           Interest Expensed and Capitalized (1)      $ 313,654    $ 318,969    $ 376,589    $ 288,554    $ 235,381
           Preferred Stock Dividend Requirement           6,000        6,000        6,000        6,000        5,692
                                                      ---------    ---------    ---------    ---------    ---------

                    Total                             $ 319,654    $ 324,969    $ 382,589    $ 294,554    $ 241,073
                                                      =========    =========    =========    =========    =========
RATIO OF EARNINGS TO FIXED CHARGES                         1.31         1.13          -            -           1.17

           DEFICIENCY                                 $       -    $       -    $ 160,343    $ 467,440    $       -
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(1)   Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.

      For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirement of SPPC. "Earnings" represent pre-tax income (or Loss) from continuing operations before pre-tax preferred stock dividend requirement of SPPC, fixed charges and capitalized interest.